Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

Christopher & Banks Provides Updated Outlook for Fourth Fiscal Quarter

Minneapolis, MN, January 13, 2014 - Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced updated financial expectations for its fourth fiscal quarter ending February 1, 2014.

For the fourth quarter of fiscal 2013 the Company expects:

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Same-store sales to be flat or slightly up on a year-over-year basis, versus the previous outlook for a low-single digit increase. The lowered same-store sales guidance reflects the impact of store closures related to weather.

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Gross margin to increase 150 to 200 bps, as compared to last year’s fourth fiscal quarter, due to fewer promotions than anticipated. This compares to our prior guidance of an increase of 100 to 150 bps.

•	SG&A dollars to be between 30.0% to 30.2% as a percent of net sales, as compared to 30.0% in last year’s fourth fiscal quarter, due to ongoing cost controls.

•	To recognize a nominal amount of tax benefit, as the Company’s tax provisions will continue to be affected by the valuation allowance on the Company’s deferred tax assets.

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Inventory per store will be up, as planned, year-over-year, as we invest in new core programs that have been well received by our customers. The composition of the end of the year inventory will be primarily go-forward product.

LuAnn Via, President and Chief Executive Officer, commented: “Given the challenges created by weather and a difficult retail environment, overall we are very pleased with our performance to-date for the quarter. While our top line has been modestly impacted by weather-related store closures, we are exceeding our gross margin expectations which we attribute to effective execution on our strategies. We continue to see favorable reaction to our merchandise assortments and our marketing programs designed to entice our customer are working. Overall, we believe that our merchandise assortments, marketing programs and retail strategy will continue to drive sales and earnings growth longer term and we remain on track with our three year plan. At the same time, we will continue to carefully monitor the retail environment and manage our inventory levels and expenses accordingly.”

Except as described above, the Company’s guidance for the fourth quarter and full fiscal year remains unchanged from the guidance in its December 4, 2013 earnings release.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of January 13, 2014, the Company operates 590 stores in 43 states consisting of 360 Christopher & Banks stores, 150 stores in its women’s plus size clothing division CJ Banks, 49 MPW stores and 31 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements: (i) that for the fourth fiscal quarter the Company expects same-store sales to be flat or slightly up on a year-over-year basis; (ii) that for the fourth fiscal quarter the Company expects gross margin to increase 150 to 200 bps, as compared to last year’s fourth fiscal quarter, due to fewer promotions than anticipated; (iii) that for the fourth fiscal quarter the Company expects overall SG&A dollars to be between 30.0% to 30.2% as a percent of net sales, as compared to 30.0% in last year’s fourth fiscal quarter, due to improved cost controls; (iv) that the Company expects to recognize a nominal amount of tax benefit for the fourth quarter, as the Company’s tax provisions will continue to be affected by the valuation allowance on the Company’s deferred tax assets; (v) that for the fourth fiscal quarter the Company expects inventory per store will be up, as planned, year-over-year, as it invests in new core programs and that the composition of the end of the year inventory will be primarily go-forward product; and (vi) that the Company believes that its merchandise assortments, marketing programs and retail strategy will continue to drive sales and earnings growth longer term and that it remains on track with its three year plan. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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